14
Rule 424(b)(3)
                                             Registration No. 33-
                                             53048
                                   PROSPECTUS


                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           DIVIDEND REINVESTMENT PLAN


The Dividend Reinvestment Plan (the "Plan") of Countrywide Credit Industries, Inc. (the "Company") provides holders of record and beneficial owners of shares of Common Stock, $.05 par value, of the Company (the "Common Stock") with a simple and convenient method of investing cash dividends in additional shares of stock at a 4% discount (subject to change) from the market price (as determined in accordance with the Plan). In addition, brokers and nominees may reinvest dividends on behalf of beneficial owners. Those holders of Common Stock who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.


A participant in the Plan may obtain additional shares of Common Stock by:

  reinvesting dividends on all shares held by the participant; or

  reinvesting dividends on part of the shares held by the participant (while continuing to receive cash dividends on his or her remaining shares).

This Prospectus relates to 787,500 shares of Common Stock offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                 The date of this Prospectus is October 6, 1995
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.



                                TABLE OF CONTENTS


Available Information                                   3
Incorporation of Certain Documents by Reference         3
Countrywide Credit Industries, Inc.                     3
The Plan                                                4
Purpose                                                 4
Advantages                                              5
Administration                                          5
Participation                                           6
Purchases and Prices of Shares                          8
Reports to Participants                                 9
Dividends on Fractions                                  9
Certificates for Common Shares                          9
Withdrawals                                            10
Other Information                                      10
Dividends                                              13
Use of Proceeds                                        14
Legal Opinion                                          14
Experts                                                14
Indemnification                                        14
                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information concerning the Company can be inspected at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, 7 World Trade Center, New York, New York 10048) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange and the Pacific Stock Exchange where the Company's Common Stock is listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended and to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission by the Company are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended February 28, 1995; and (2) the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995; and
(3) the description of the Common Stock contained in the Company's registration statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be addressed to Investor Relations, Countrywide Credit Industries, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137. Telephone requests may be directed to Investor Relations at (818) 304-7523.

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

The Company is a holding company which, through its principal subsidiary Countrywide Funding Corporation, is engaged primarily in the mortgage banking business, and as such originates, purchases, sells and services mortgage loans. The Company's mortgage loans are principally first-lien mortgage loans secured by single (one to four) family residences. The Company also offers home equity loans both in conjunction with newly produced first-lien mortgages and as a separate product. The Company, through its other wholly-owned subsidiaries, offers products and services complementary to its mortgage banking business. A subsidiary of the Company sells to other broker-dealers mortgage-backed securities, including agency mortgage-backed securities and agency-issued collateralized mortgage obligation ("CMO") classes primarily on an odd-lot basis (i.e., in denominations between $25,000 and $1,000,000) and to institutional investors, subordinate structures of whole loan CMOs. In addition, a subsidiary of the Company receives fee income for managing the operations of CWM Mortgage Holdings, Inc. (formerly Countrywide Mortgage Investments, Inc.) ("CWM"), a real estate investment trust whose shares are traded on the New York Stock Exchange. In 1993, CWM adopted a new operating plan and established a taxable subsidiary that principally operates as a jumbo and otherwise non-conforming mortgage loan conduit. CWM has also commenced warehouse lending operations which provide short-term revolving financing to certain mortgage bankers, and construction lending operations which provide financing to developers and individuals. The Company also has a subsidiary which acts as an agent in the sale of homeowners, fire, flood, earthquake, mortgage life and disability insurance to CFC's mortgagors in connection with CFC's mortgage banking operations. Another subsidiary of the Company earns fee income by brokering servicing contracts owned by other mortgage lenders and loan servicers. The Company also has a subsidiary that provides title insurance services to realtors, builders, consumers, mortgage brokers and other financial institutions. The Company's principal executive office is located at 155 North Lake Avenue, Pasadena, California 91101.

                                    THE PLAN

The Plan was authorized by the Company's Board of Directors on March 24, 1992. The following questions and answers explain and constitute the Plan which became effective October 30, 1992. Shareholders who do not participate in the Plan will receive cash dividends, as declared, by check in the usual manner.

PURPOSE

1.   What is the purpose of the Plan?

     The primary purpose of the Plan is to provide eligible holders of shares of common stock (the "Common Stock") of Countrywide Credit Industries, Inc. (the "Company") with a convenient and simple method of increasing their investment in the Company by investing cash dividends in newly issued shares of Common Stock, if available, or, if not available, in shares of Common Stock purchased in the open market. When newly issued shares of Common Stock are purchased from the Company, the Company will receive new equity capital funds available for general corporate purposes.

     The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities which cause aberrations in the composite trading volume of the Common Stock. The Company accordingly reserves the right to terminate participation at any time by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan.

ADVANTAGES

2.   What are the advantages of the Plan?

     Participants in the Plan may:

            Automatically reinvest cash dividends on all of their Common Stock.

               Automatically reinvest cash dividends on less than all of their Common Stock and continue to receive cash dividends on their remaining shares.

               Avoid brokerage commissions, service charges or other fees in connection with purchases under the Plan.

     As of the date of this Prospectus, purchases of Common Stock with reinvested dividends are made at a 4% discount (the "Dividend Reinvestment Discount") from the "Current Market Price" as defined in the answer to Question 10. However, the Dividend Reinvestment Discount may be changed or eliminated at the Company's discretion.

     Full investment of funds is possible under the Plan because it permits participants' accounts to be credited not only with full shares but also with fractional shares which participate in subsequent dividends. Statements reflecting each purchase will be sent as soon as practicable after each purchase.

ADMINISTRATION

3.   Who administers the Plan?

     The Bank of New York (the "Agent"), as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. Shares purchased under the Plan and held by the Agent will be registered in the Agent's name or the name of its nominee for the benefit of the participants. In the event that the Agent resigns or otherwise ceases to act as agent, the Company will appoint a new agent to administer the Plan.

     The Agent also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock.


PARTICIPATION

4.   Who is eligible to participate?

     All holders of record of at least one share of Common Stock are eligible to participate in the Plan. If his or her shares are held in the shareholder's own name, he or she may participate directly in the Plan. A beneficial owner whose shares are registered in any name other than his or her own (for example, in the name of a broker, bank or other nominee) must either become a shareholder of record by having shares transferred into his or her own name or arrange with the record holder to participate on his or her behalf.

5.   Is partial participation possible under the Plan?

     Yes. Shareholders may designate on the Authorization Card a number of shares for which dividends are to be reinvested. Dividends will thereafter be reinvested on the number of shares specified, and the shareholder will continue to receive cash dividends on the remainder of the shares.

6.   How does an eligible shareholder participate?

     Shareholders may join the Plan by completing and signing an Authorization Card and returning it to the Agent. Authorization Cards may be obtained at any time from the Agent: The Bank of New York, Dividend Reinvestment, P.O. Box 1958, Newark, New Jersey 07101-9774, telephone (800) 524-4458; or the
     Company: Countrywide Credit Industries, Inc., Investor Relations MS 9-19, 155 North Lake Avenue, Pasadena, California 91101, telephone (818) 304-7523.

     Beneficial owners whose shares are held at a securities depository and who wish to participate in the Plan must instruct their broker, bank or other nominee to make arrangements with the depository to permit such beneficial owners to participate in the Plan. All other beneficial owners must instruct their nominees to complete a Broker and Nominee Authorization Form (a "B & N Form") and return it to the Agent. In either case, the Agent must receive a B & N Form or instructions from a securities depository on behalf of a beneficial owner each time such beneficial owner wishes to reinvest a quarterly dividend.

7.   When may an eligible shareholder join the Plan?

     A shareholder of record may join the Plan at any time. Once in the Plan, a participant remains in the Plan until he or she terminates participation, the Company terminates his or her participation or the Plan terminates.

8.   When will dividends be reinvested?

     When shares are purchased from the Company, such purchases will be made on the "Investment Date" in each month. The Investment Date will be the expected dividend payment date in those months in which a dividend is payable (currently January, April, July and October).

     Where market transactions are made, the Agent will make every effort to make the purchases promptly, beginning on the Investment Date and completing such purchases no later than 30 days from such date or as soon thereafter as practicable. Such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Agent. Neither the Company nor any participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Agent.

     If the Authorization Card is received prior to the record date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Authorization Card is received on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if the participant is still a shareholder of record. Record dates for payment of dividends normally precede payment dates by three weeks.

     Shares will be allocated and credited to participants' accounts as follows:
     (1) shares purchased from the Company will be allocated and credited on the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Agent completes the purchases of the aggregate number of shares to be purchased.

9.   What does the Authorization Card provide?

     If the shareholder elects "Full Dividend Reinvestment," the Authorization Card directs the Agent to apply toward the purchase of additional shares all cash dividends on all the shares then or subsequently registered in the shareholder's name. If the shareholder elects to reinvest dividends on only a portion of the shares held of record, the Authorization Card directs the Agent to apply all cash dividends on the number of shares specified on the Authorization Card toward the purchase of additional shares. The Authorization Card further directs the Agent to reinvest automatically any subsequent dividends on shares accumulated and held in a participant's Plan account.


PURCHASES AND PRICES OF SHARES

10.  How will the price of Common Stock purchased under the Plan be determined?

     If the Agent purchases treasury or newly-issued common shares under the Plan from the Company, the "Current Market Price" will be the average of the daily high and low sales prices of the Common Stock on the New York Stock Exchange for the ten trading days (each a "Trading Day") ending on the Investment Date (as defined in the answer to Question 8 above) or, if no trading occurs in the Common Stock on one or more of such trading days, for the ten trading days immediately preceding the Investment Date for which trades are reported (the "Pricing Period"). If the Agent purchases Common Stock under the Plan in market transactions, the "Current Market Price" will be the weighted average of the actual prices paid for the Common Stock purchased by the Agent.

     The Company will advise the Agent at least five business days in advance of any record date if it will not make shares available on the next dividend payment date. To the extent the Company makes shares available to the Agent under the Plan, the Agent will acquire the shares directly from the Company.

     The purchase price of Common Stock purchased with reinvested dividends will be the applicable Current Market Price less the Dividend Reinvestment Discount, if any, then in effect for such purchases. The Company, in its sole discretion, may change or eliminate the Dividend Reinvestment Discount upon sending Plan participants written notice.

11.  How many shares of Common Stock will be purchased for participants?

     The number of shares to be purchased depends on the amount of dividends being reinvested and the purchase price of the shares. Each participant's account will be credited with the number of shares, including fractions computed to four decimal places, equal to the amount invested divided by the purchase price per share.

 12. Are there any out-of-pocket costs to participants in connection with purchases under the Plan?

     No. All costs of administration of the Plan and all brokerage fees or commissions on shares purchased for the Plan are paid by the Company. There are no expenses in connection with withdrawal from the Plan unless a shareholder requests that shares be sold upon withdrawal from the Plan, in which case fees will be charged. (See answer to Question 18.)


REPORTS TO PARTICIPANTS

13.  What kind of reports will be sent to participants in the Plan?

     Each participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

DIVIDENDS ON FRACTIONS

14.  Will participants be credited with dividends on fractions of shares?

     Yes.

CERTIFICATES FOR COMMON SHARES

15.  Will certificates be issued for shares purchased?

     Common Stock purchased for participants will be held in the name of the Agent or its nominee. No certificates will be issued to participants for shares in the Plan unless a participant submits a written request to the Agent or until participation in the Plan is terminated. At any time, a participant may request the Agent to send a certificate for some or all of the whole shares credited to a participant's account. This request should be mailed to the Agent at the address set forth in the answer to Question
     6. Any remaining whole shares and any fractions of shares will remain credited to the Plan account.

     Certificates for fractional shares will not be issued under any circumstances.

16.  In whose name will certificates be registered when issued?

     Each Plan account will be maintained in the name or names in which the certificates were registered at the time the participant entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.


WITHDRAWALS

17.  When may participants withdraw from the Plan?

     Participants may withdraw from the Plan at any time. If the request to withdraw is received prior to a dividend record date set by the Board of Directors for determining shareholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Agent.

     If the request to withdraw is received by the Agent on or after a dividend record date, but before the payment date, the Agent, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date.
     All dividends subsequent to such dividend payment date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

18.  How does a participant withdraw from the Plan?

     A participant who wishes to withdraw from the Plan must notify the Agent in writing at its address set forth in the answer to Question 6. If a participant terminates his or her entire participation in the Plan or if the Company terminates the Plan, certificates for the whole shares credited to his or her account under the Plan will be issued unless a participant requests otherwise as provided below. A cash payment will be made for any fraction of a share.

     Upon withdrawal from the Plan, a participant may also request in writing that the Agent sell all or part of the shares credited to his or her account in the Plan. The Agent will sell the shares as requested as soon as practicable after processing the request for withdrawal. The participant will receive the proceeds of the sale, less a sale fee of $15.00 per transaction paid to the Agent, any brokerage fees or commissions and any applicable stock transfer tax.

OTHER INFORMATION

19. What happens if a participant sells or transfers all of the shares registered in the participant's name?

     If a participant disposes of all shares registered in his or her name, and is not shown as a record owner on a dividend record date, the participant may be terminated from the Plan and such termination treated as though a withdrawal notice had been received prior to the record date.

20. What happens if the Company declares a dividend payable in shares or declares a stock split?

     Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a participant's own name and not in his or her Plan account will be mailed directly to the participant as in the case of shareholders not participating in the Plan.

21.  How will shares held by the Agent be voted at meetings of shareholders?

     If the participant has directly owned shares registered in his or her name, the participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the participant does not have directly owned shares registered in his or her name, the participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

     If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a participant's name may be voted only by the participant in person.

22.  What are the responsibilities of the Company and the Agent under the Plan?

     The Company and the Agent will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of or with respect to failure to terminate a participant's account upon his or her death, the prices at which shares are purchased and/or the times when such purchases are made or any fluctuation in the market value before or after purchase or sale of shares.

     The Company and the Agent shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

23.  May the Plan be changed or discontinued?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

     The Company may substitute another administrator or agent in place of the Agent at any time; participants will be promptly informed of any such substitution.

     Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

24.  What are the federal income tax consequences of participation in the Plan?

     Under an Internal Revenue Service ruling applicable to such plans, participants in the Plan are considered to have received a dividend for federal income tax purposes equal to the amount of the cash dividends under the Plan plus the amount of the discount on the market price of the shares purchased with reinvested dividends. Such market price becomes the participant's basis in the shares purchased under the Plan.

     In addition, the Internal Revenue Service has ruled that brokerage commissions paid by the Company in connection with open market purchases on behalf of participants constitute dividend income to such participants. A participant's basis in the shares so purchased would be increased by the amount of the brokerage commissions included in dividend income.

     A participant does not realize any taxable income upon the receipt of certificates for the whole shares credited to the participant's account under the Plan, either upon the participant's request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. However, a participant's receipt upon withdrawal from or termination of the Plan, of a cash payment in lieu of a fractional share credited to the participant's account is treated as a redemption of that fractional share, and the participant realizes a gain or loss. Gain or loss is also realized by the shareholder upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss is the difference between the amount which the shareholder receives for each whole or fractional share and the shareholder's tax basis.

     Shareholders may defer the tax consequences described above by participating in the Plan through an IRA.

     A foreign shareholder, who is a participant and whose dividends are subject to United States income tax withholding, has the amount of the tax withheld deducted from such dividends before reinvestment in additional shares for such participant's Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

     The final statement received from the Agent for any calendar year includes information for that year regarding total dividends paid on shares held in the Plan, the total discount received and the market price per share purchased. In addition, the Agent sends each participant a statement at year end showing total dividends paid on shares held of record. These statements should be retained for tax reporting purposes.

     Statements will not be sent directly to stockholders participating through a broker or nominee. Thus, beneficial owners of shares so held must make arrangements with their brokers or nominees to receive the appropriate tax statements.

     The foregoing discussion is only a brief summary of certain federal income tax provisions applicable to participation in the Plan based on current law and is for general information only. It is not a complete enumeration or analysis of all the tax consequences of participating in the Plan and may not describe the tax consequences to a particular participant in light of individual circumstances. The law and interpretational authorities on which such summary is based are subject to change at any time, which could change the tax consequences described above. Accordingly, participants are urged to consult their own tax advisors for advice relating to the federal, state, local, and foreign tax consequences of participation in the Plan.

25.  Who bears the risk of market fluctuations in the Company's Common Stock?

     A participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

26.  Who should be contacted with questions about the Plan?

     All correspondence regarding the Plan should be directed to:

     The Bank of New York
     Dividend Reinvestment
     P.O. Box 1958
     Newark, New Jersey  07101-9774
     Telephone: (800) 524-4458

     Please mention Countrywide Credit Industries, Inc. and this Plan in all correspondence.

                                    DIVIDENDS

The Company has paid cash dividends on its Common Stock quarterly since 1979, except that no cash dividend was paid in the fiscal quarter ended February 28, 1982. In part to accommodate the provisions of this Plan, the Company anticipates that dividends, to the extent declared in the future, will be payable on or about the 15th day of January, April, July and October.

                                 USE OF PROCEEDS

The Company does not know either the number of shares of Common Stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of newly issued or treasury shares of Common Stock for general corporate purposes.

                                  LEGAL OPINION

The validity of the securities offered hereby has been passed upon by Sandor E. Samuels, General Counsel of the Company.

                                     EXPERTS

The consolidated financial statements of the Company and its subsidiaries incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 28, 1995, have been so incorporated in reliance on the report of Grant Thornton, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, director liability for monetary damage for breaches of the directors' fiduciary duty of care. Delaware law and the Company's
Certificate of Incorporation and Bylaws also provide that the Company shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their actions as agents of the Company. The
Company has entered into indemnity agreements with each of its directors and executive officers providing that these individuals will be indemnified up to an aggregate limit of $5,000,000 for any claims made against the individual based on any act, omission or breach of duty committed while acting as a director or officer, except among other things, those involving dishonesty or improper personal benefit. In addition, the Company maintains an insurance policy that indemnifies directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable.





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